Exhibit 10.10

FIRST AMENDMENT TO LEASE AGREEMENT

THIS FIRST AMENDMENT TO LEASE AGREEMENT (this “Amendment”), dated May 8, 2026 (the “Amendment Effective Date”), is made between 401 SOUTHPORT, LLC, a Delaware limited liability company (“Landlord”), and FORGE BATTERY, INC., a Delaware corporation (“Tenant”).

W I T N E S S E T H:

WHEREAS, Landlord and Tenant are parties to that certain Lease Agreement dated March 31, 2025 (the “Lease”), whereby Landlord leases to Tenant the parcel of land located on 401 Southport Drive, Morrisville, NC and referred to as CaMP Morrisville, as more particularly described in the Lease (the “Premises”); and

WHEREAS, Landlord and Tenant desire to amend the Lease upon the terms and provisions contained in this Amendment.

NOW THEREFORE, pursuant to the foregoing, and in consideration of the mutual covenants and agreements contained in the Lease and herein, the Lease, as of the Amendment Effective Date, is hereby modified and amended as set forth below:

1.Recitals; Capitalized Terms. The foregoing recitals are true and accurate and incorporated herein by this reference. Capitalized terms not otherwise defined in this Amendment shall have the same meaning as set forth in the Lease.

2.Modification of Base Rent.

(a)The Commencement Date of the Lease was March 31, 2025. Pursuant to the terms and conditions of the Lease, Tenant was entitled to receive a monthly credit and abatement of Base Rent in an amount equal to one hundred percent (100.0%) of such Base Rent for the first six (6) months of Term of the Lease, such that the Base Rent for the first six (6) months of the Term shall be Zero Dollars ($0.00) per month (the “Initial Abatement Period”). The Initial Abatement Period expired on September 30, 2025, and Tenant’s obligation to pay full Base Rent commenced on October 1, 2025.

(b)Tenant still desires to expand the Premises to include the Expansion Space, and Landlord and Tenant continue to cooperate and work together in good faith to finalize the final design and layout of the Expansion Space in accordance with the terms and conditions of the Lease. Pursuant to the Lease, Tenant is entitled to a monthly credit and abatement in an amount equal to one hundred percent (100.0%) of the Base Rent payable in respect of the Expansion Space for the first six (6) months following the Expansion Space Commencement Date (the “Expansion Abatement Period”), such that (i) the Base Rent in respect of the Expansion Space during the Expansion Abatement Period shall be Zero Dollars ($0.00) per month, and (ii) during such Expansion Abatement Period, Tenant shall otherwise pay the Base Rent for the remainder of the Premises less the Expansion Space and pay the Additional Rent for the aggregate Building (the original Building plus and including the Expansion Space).

(c)Tenant has requested that Landlord modify the Base Rent payable under the Lease while Landlord and Tenant continue to work together to finalize the Expansion Space, and as an accommodation to Tenant Landlord has agreed to such modification on the terms and conditions of this Amendment. The Base Rent currently payable under the Lease for the period commencing on the Commencement Date through March 31, 2026 (subject to the Initial Abatement Period) was an amount equal to $570,125.79 per month ($49.83 per square foot based on the 137,297 square feet of the Building) and the Base Rent currently payable under the Lease for the period commencing on April 1, 2026 is an amount equal to $622,991.85 per month ($54.45 per square foot based on the 137,297 square feet of the Building). Landlord and Tenant hereby agree that during the period (the “Discount Period”) commencing on the Commencement Date and continuing until the earlier of (i) August 31, 2026, or (ii) the date that Landlord and Tenant finalize the final design and layout of the Expansion Space (the “Expansion Design Date”), the Base Rent shall be temporarily reduced to an amount equal to $328,803.00 per month ($28.74 per square foot) (the “Discounted Base Rent”), resulting in a temporary discount amount equal to $241,322.79 per month for the period commencing on the Commencement Date through March 31, 2026 (subject to the Initial Abatement Period) and $294,188.85 for the period commencing on April 1, 2026 through the end of the Discount Period (the “Rent Discount”), with the express acknowledgment and agreement that the aggregate amount of the Rent Discount shall be credited and applied on a dollar-for-dollar basis against and reduce the credit and abatement Tenant would otherwise be entitled to during the Expansion Abatement Period with respect to the Base Rent payable in respect of the Expansion Space during such Expansion Abatement Period (e.g., if the Discount Period continues through August 31, 2026, the Rent Discount would be an aggregate amount equal to $2,918,880.99 ($241,322.79 per month for the 6-month period commencing on the Commencement Date through March 31, 2026 factoring in the Initial Abatement Period ($1,447,936.74), plus $294,188.85 per month for the 5-month period commencing on April 1, 2026 through August 31, 2026 ($1,470,944.25), for the stated aggregate eleven (11)-month Discount Period), which aggregate amount would be credited and applied on a dollar-for-dollar basis against and reduce the credit and abatement of Base Rent Tenant would otherwise be entitled to during the Expansion Abatement Period). From and after the Discount Period, Base Rent shall be payable under the Lease in full without reduction or offset of any kind. In the event the aggregate Rent Discount is greater than the aggregate credit and abatement Tenant would otherwise be entitled to during the Expansion Abatement Period, Tenant shall pay to Landlord the amount of such excess Rent Discount in equal monthly payments together with the first twelve (12) monthly installments of Rent following the Expansion Space Commencement Date. Further, for purposes of clarity, and the avoidance of doubt, notwithstanding any abatements of Base Rent, Tenant shall remain obligated and shall pay at all times the Additional Rent for the aggregate Building (the original Building plus and including the Expansion Space).

(d)Tenant has previously deposited with Landlord the first installment of the Security Deposit (50% of the aggregate Security Deposit, an amount equal to four and one-half months’ rent) (the “First Installment”) pursuant to the first sentence of Section 2.4.1 of the Lease. Tenant has not yet deposited with Landlord the second installment of the original Security Deposit (50% of the aggregate Security Deposit, an amount equal to four and one-half months’ rent, which, for the avoidance of doubt, is $2,565,566.07) (the “Second Installment”). Tenant and Landlord hereby agree that subsection (ii) of the first sentence of Section 2.4.1 of the Lease is hereby amended to read as follows: “(ii) at Tenant’s election, (A) within thirty (30) calendar days of the expiration of the Discount Period, (B) in three (3) equal monthly payments together with the next three (3) monthly installments of Rent, beginning on the first full month immediately following the expiration of the Discount Period, or (C) as otherwise agreed upon in writing by Landlord and Tenant, Tenant shall deposit the Second Installment.” For the avoidance of doubt, the Second Installment shall be deposited by Tenant at its election (i) within thirty (30) calendar days of the expiration of the Discount Period, (ii) in three (3) equal monthly payments together with the next three (3) monthly installments of Rent, beginning on the first full month immediately following the expiration of the Discount Period, or (iii) as otherwise agreed upon in writing by Landlord and Tenant. Upon Tenant’s delivery of the Second Installment, no further Security Deposit funds shall be required pursuant to the first sentence of Section 2.4.1 of the Lease or the Basic Lease Information.

(e)For purposes of clarity, and the avoidance of doubt, nothing in this Amendment operates to reduce the Tenant Improvement Allowance for the Expansion Space to which Tenant is entitled pursuant to the Lease (inclusive of, for the avoidance of doubt, the Lease Addendum Regarding Expansion; for the avoidance of doubt, such Tenant Improvement Allowance is defined as the “Improvement Allowance” in Exhibit B to the Lease), which is an amount equal to $[***] per rentable square foot of the Expansion Space. Notwithstanding anything in this Amendment or in the Lease to the contrary, the parties hereby agree and acknowledge that the last sentence of Section 2.1 of the Tenant Work Letter attached as Exhibit B to the Lease is hereby deleted in its entirety and replaced with the following: “Further, in no event shall Tenant be entitled to any credit on Rent or otherwise for any portion of the Improvement Allowance not used or requested by Tenant by the date that is twenty-four (24) months after April 30, 2026.” For the avoidance of doubt, Tenant shall be entitled to the Tenant Improvement Allowance (also referred to as the “Improvement Allowance”) until April 30, 2028.

(f)Upon both parties’ execution and delivery of this Amendment, Tenant shall pay to Landlord, (i) the aggregate Discounted Base Rent due for the eight (8) monthly rental payments that were due for October 1, 2025 through May 1, 2026 in an aggregate amount equal to $2,803,241.33 ($328,803.00 per month for the stated eight (8)-month period), plus the amount of $142,396.29 representing reimbursement to Landlord for the prorated real estate taxes that were due for the period from the Commencement Date through December 31, 2025, plus the amount of $30,421.04 representing reimbursement to Landlord for the landscaping services that were due for the period from the Commencement Date through April 30, 2026). For the avoidance of doubt, pursuant to the terms of this Amendment and the Lease, Tenant shall not be responsible for Rent in respect of the Expansion Space until the Expansion Space Commencement Date. For the avoidance of doubt, all Rent (including Additional Rent) due pursuant to Section 2 of the Lease through May 31, 2026 has been reconciled and is considered paid as of the Amendment Effective Date.

(g)Landlord and Tenant shall execute, within ten (10) days after the Expansion Design Date, an amendment to the Lease confirming the anticipated Expansion Space Commencement Date, the total square footage of the aggregate Building (inclusive of the existing Building (137,297 square feet) and the Expansion Space), and a revised rent chart amending and restating Schedule 1 to the Lease. Such amendment shall satisfy the requirements pursuant to Section 1.5 of the Lease.

3.Tenant Representation. To Tenant’s knowledge, no representation or warranty by Tenant in the Lease and no statement contained in the Lease or any certificate or other document furnished or to be furnished to Tenant pursuant or related to or in connection with the Lease, including, without limitations, any financial statements, financial projections, purchase orders or other information concerning Tenant’s financial status or performance, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

4.Ratification. Except as expressly modified by this Amendment, all other terms and conditions of the Lease shall remain the same and are hereby acknowledged and ratified by Tenant and Landlord to be in full force and effect. The provisions of this Amendment shall serve to further supplement and amend the Lease as set forth herein. In the event of a conflict between the provisions of this Amendment and the provisions of the Lease, this Amendment shall control.

5.Estoppel. Landlord and Tenant hereby agree that to the extent the terms of this Amendment are adhered to, there exists no breach, default or event of default by Tenant under the Lease, or any event or condition which, with the giving of notice or passage of time or both, would constitute a breach, default or event of default by Tenant under the Lease. Landlord hereby waives and releases all demands, charges, claims, accounts or causes of action of any nature against Tenant or Tenant’s employees or agents, including without limitation, both known and unknown demands, charges, claims, accounts and causes of action that have previously arisen out of or in connection with the Lease.

6.Successors and Assigns. The covenants, conditions, provisions and agreements contained in this Amendment shall bind Tenant and Landlord and its successors and assigns and inure to the benefit of each party and its respective successors and assigns.

7.Interpretation. The parties each agree that each party and its legal counsel has reviewed or had the opportunity to review this Amendment and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in any construction or interpretation of this Amendment.

8.Counterparts; Electronic Execution. This Amendment may be executed in counterparts, each of which will constitute an original, but all of which, when taken together, will constitute but one Amendment. Executed copies hereof may be delivered by telecopier, email or other electronic means and upon receipt will be deemed originals and binding upon the parties hereto, regardless of whether originals are delivered thereafter.

(SIGNATURES APPEAR ON NEXT PAGE)

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment on the day and year first above written.

LANDLORD:

401 SOUTHPORT, LLC,
a Delaware limited liability company

By:	CMP Management, LLC,
a Delaware limited liability company, its Manager

By:	/s/ Christopher W. Brewer
Christopher W. Brewer, Manager

TENANT:

FORGE BATTERY, INC.,
a Delaware corporation

By:	/s/ Paul Lichty
Name: Paul Lichty
Title: CEO